EXHIBIT 10.12

UPEK, Inc.

2200 Powell Street

Suite 300

Emeryville, CA 94608

Tel: 510.420.2600

Fax: 510.420.2699

www.upek.com

February 24, 2006

Gary Martell

Re: Offer of Employment - Chief Financial Officer

Dear Gary:

On behalf of UPEK, Inc. (the “Company”), I am delighted to make you an offer to join the company as Chief Financial Officer. We believe that you have the experience and expertise to help us strengthen UPEK as a growing and successful company, which continues to offer value to our customers in their efforts to build successful businesses.

This letter will serve to confirm the specific terms of your employment offer.

1.	Initial assignment: Your initial assignment will be Chief Financial Officer, reporting to Alan Kramer, CEO. You will be employed in a full-time, exempt position.

2.

Compensation: You will receive an annual base salary of $190,000, less all applicable deductions and withholdings, which shall be paid semi-monthly in arrears in accordance with the Company’s regular payroll schedule. The Company pay dates in the U.S. will be on the 15th and last day of each calendar month. Your salary will be reviewed from time to time, generally on an annual basis.

3.	Severance: In the event your employment with the Company is terminated without cause by the Company (as customarily defined and set forth in the stock option documentation) at any time during your employment with the Company, the Company will, for a period of six months, continue to pay your then current base salary in accordance with its regular payroll practice and subject to applicable deductions and withholdings. The payment of such severance shall be conditioned upon your execution of a full general release in favor of the Company and its affiliates.

4.

Bonus: You will be eligible to participate in UPEK’s bonus programs, applicable to your position, which are based on company and individual performance. Bonuses will generally be paid annually after the end of the fiscal period to which they relate. Your bonus target will be $60,000, less all applicable deductions and withholdings, and you

Offer of employment

will earn that bonus, subject to company and individual performance, by meeting certain goals and objectives that you and your manager have agreed to for the period. This bonus arrangement and the calculation of any payment may be changed at any time at the sole discretion of UPEK’s executive management and Board of Directors.

5.

Stock Options: Subject to the approval of UPEK’s Board of Directors, you will be eligible to receive an option to purchase 500,000 shares of UPEK’s Common Stock (the “Stock Options”) under UPEK’s 2004 Stock Plan. The Stock Options are intended to be incentive stock options within the meaning of Section 422(A) of the Internal Revenue Code of 1986, as amended. They will have an exercise price per share equal to the fair market value on the date of grant, as determined by the board. The Stock Option shall be immediately exercisable, meaning that it can be exercised in whole or in part prior to vesting, but it shall be subject to the Company repurchase right exercisable upon the termination of your employment, which repurchase right shall lapse as the shares become vested in accordance with the terms of this letter. You will vest in twenty-five percent (25%) of the Stock Options upon completion of your first twelve (12) months of continuous employment with UPEK. Thereafter, you will vest in the balance of the Stock Options monthly over the 36 months following the first anniversary of your start date at the rate of 1/48th of the Stock Options each month. Additional information regarding the 2004 Stock Plan will be sent to you as soon as possible.

6.	Accelerated Vesting: In the event your employment with the Company is terminated without cause by the Company (as customarily defined and set forth the stock option documentation) as a condition to or within 12 months after a Corporate Transaction (as defined in the stock option plan), the Stock Options that have been granted to you as of the date of such termination shall automatically vest with respect to that number of underlying shares which would have become vested had you been employed by the Company for an additional 12 months following such termination. The award of any such acceleration shall be conditioned upon your execution of a full general release in favor of the Company and its affiliates.

7.	Benefits: You will be eligible for all UPEK benefits, which include the following:

•	401K plan (employee election)

•	Section 125 plan (Employee election for pre-tax medical and dependent care expenses)

•	Health and dental insurance

•	Life insurance

•	Disability insurance

•	Company paid parking at our Emeryville location

•	Paid Time Off (PTO) of 200 hours per annum, which combines company-paid vacation, sick days, and company holidays

Participation in UPEK benefit programs is subject to the specific terms of the respective programs and to any qualification or availability requirements that may be imposed by state law or regulation. Please note especially that there is usually a waiting period to obtain full benefits under the medical programs. All benefits offered are subject to change at the discretion of UPEK’s executive management and Board of Directors.

Offer of employment

8.	Location: Your position will be based in our Emeryville, CA headquarters office.

9.	Proof of citizenship/employability: Our offer to hire you is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

10.	Company Policy: As an employee of the Company you will be subject to, and will be expected to comply with, the Company’s policies and procedures, personnel and otherwise, as those policies are developed. Shortly after your employment commences you will be provided with a copy of UPEK’s Employee Handbook, which defines the Company’s policies and procedures.

11.	Proprietary Information Agreement: As a condition of employment, you will be required to sign a Proprietary Information Agreement. This agreement generally provides that the intellectual property created by you during or related to your employment by UPEK will be the property of the company, and obligates you to protect the confidential information of the company, its sources and its clients. These obligations continue after employment with UPEK ceases.

12.	At-Will Employment: Your employment with the Company is “at-will”. This means that it is not for any specified period of time and can be terminated by you or the Company at any time, with or without notice, with or without cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time at the sole discretion of the Company. However, the “at-will” nature of your employment shall remain unchanged during your tenure as an employee of the Company and may not be changed, except in an express writing signed by you and by the Company’s CEO.

13.	Miscellaneous terms of employment: In order to avoid any potential conflict of interest or appearance of impropriety, during your employment at UPEK you are not permitted to (a) engage in any other employment or consulting, (b) serve as an adviser or director to any enterprise related to the field of biometrics, or (c) receive special financial benefit from such an enterprise, without the prior written consent of the CEO of UPEK. This letter, along with the Proprietary Information Agreement, cancels, supersedes, and replaces all prior negotiations, representations or agreements, written or oral, between you and the Company regarding any aspect of employment with the Company. To be effective, any change to the terms of your employment with the Company, as set forth in this letter, must be in an individualized and dated writing to you, signed by the CEO of the Company.

14.	Contingent offer: This offer is contingent upon the completion of satisfactory reference checks (and subsequent approval by the UPEK Board of Directors).

15.	Requested response: We would appreciate your response by February 28th, 2006. This offer will expire on March 3rd, 2006.

Offer of employment

Gary, I look forward to having you join UPEK, Inc. and hope that you will find it an exciting and rewarding place to work. Please confirm your acceptance of this offer by signing and returning the enclosed copy of this letter and the PIA directly to me.

Sincerely,

/s/ Alan Kramer
Alan Kramer
President & CEO

I ACCEPT UPEK’S OFFER OF EMPLOYMENT ON THE TERMS SET FORTH IN THIS LETTER.

/s/ Gary Martell
Gary Martell

Date: 2/24/06

Start Date: 3/31/06

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